Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SECURITY BANK CORPORATION

ARTICLE 1. NAME

The name by which such corporation is to be known is “Security Bank Corporation.”

ARTICLE 2. PURPOSE

The purpose of the corporation is to be a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, P. 168, et seq.) and to purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

ARTICLE 3. AUTHORIZED SHARES

(a) General. The corporation shall have the authority to issue 60,000,000 common shares with a par value of $1.00 per share, of which 50,000,000 shares will be voting common shares and 10,000,000 shares will be non-voting common shares.

(b) Non-Voting Common Shares. The number of non-voting common shares may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.

(i) Dividends. The holders of the non-voting common shares will participate in dividends and other distributions in cash, stock or property as may be declared by the board of directors, out of any assets legally available therefore, when, as and if declared by the board of directors, at the same rate and time as the holders of the voting common shares. No dividends or other distributions shall be declared by the Board of Directors or paid to holders of voting common shares unless the same dividend or other distribution is declared and paid to the holders of non-voting common shares at the same time.

No dividends on the non-voting common shares shall be declared by the corporation’s board of directors or paid or set apart for payment by the corporation at such time as the terms and provisions of any agreement of the corporation, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

All dividends paid with respect to the non-voting common shares shall be paid pro rata to the holders of such shares entitled thereto; provided, however, that nothing in this Section 3(b) shall prevent the declaration of a dividend or other distribution of shares of voting common shares to holders of voting common shares and non-voting common shares to holders of non-voting common shares so long as, immediately following such dividend or other distribution, the number of voting common shares and non-voting common shares then outstanding bears the same relationship to each other as did the number of voting common shares and non-voting common shares outstanding immediately prior to such dividend or other distribution. Holders of non-voting common shares shall not be entitled to any dividend, whether payable in cash, property or shares of any class or series (including the non-voting common shares), in excess of the dividends on the non-voting common shares as provided herein.

(ii) Redemption. The non-voting common shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. All non-voting common shares redeemed or repurchased pursuant to this Section 3(b) shall be retired and canceled and shall not be available for reissuance.

(iii) Conversion. The non-voting common shares shall convert in accordance with the provisions of this Section 3(b).

(A) Conditions of Conversion. Each non-voting common share is convertible into one voting common share. The non-voting common shares shall convert into voting common shares upon the sale, transfer or other disposition of the non-voting common shares under the following conditions: (i) in a widespread public distribution as contemplated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regulations and policies; (ii) pursuant to private sales to purchasers in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding equity securities of any class of voting securities of the corporation; (iii) in a sale to a transferee that would control more than 50% of the outstanding equity securities of any class of voting securities of the corporation; and (iv) in any other transaction approved in advance by the Federal Reserve Board.

(B) No Impairment. The corporation will not by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of the provisions of this Section 3(b) and in the taking of all such action as may be reasonably appropriate in order to protect the rights of the holders of the non-voting common shares under this Section 3(b) against impairment.

(C) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the non-voting common shares, and the aggregate number of shares of Common Stock to be issued upon such conversion to a particular shareholder shall be rounded down to the nearest whole share. The corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of non-voting common shares the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(D) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the non-voting common shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding non-voting common shares. The corporation shall take all action necessary so that all voting common shares that may be issued upon conversion of non-voting common shares will upon issue be validly issued, fully paid, and non-assessable, and free from all liens and charges in respect of the issuance or delivery thereof.

(iv) Voting Rights. Except as required by law, the holders of non-voting common shares shall have no voting rights.

(v) No Preemptive, Preferential or Registration Rights. The holders of the non-voting common shares will not have any preemptive or preferential rights. The holders of the non-voting common shares will not be entitled to any rights to require the registration of, and the corporation has no obligation to register, any shares of the non-voting common shares under federal or state securities laws.

(vi) Miscellaneous.

(A) Nothing herein contained shall prevent the corporation’s Board of Directors from creating, authorizing or issuing at any time other series or classes of corporation capital stock in accordance with the provisions of this Article 3.

(B) To the extent required, appropriate written restrictions on the transfer of non-voting common shares shall be imposed by the corporation’s Board of Directors to insure compliance with applicable securities laws.

ARTICLE 4. REGISTERED OFFICE

The street address and county of the registered office of the corporation shall be 4219 Forsyth Road, Macon, Georgia 31210. The registered agent at such address will be H. Averett Walker.

ARTICLE 5. REQUIRED VOTE

(a) Except as set forth in subparagraph (b) of this Article 5, the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan shall be required to approve:

(i) any plan of merger or share exchange of the corporation with or into any other corporation; and

(ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to any other corporation, person or other entity.

(b) If two-thirds of the directors of the corporation then in office have approved the Plan of Merger or Plan of Share Exchange and the corporation is the surviving corporation in a plan of merger or the acquiring corporation in a share exchange, shareholder approval is not required if: (1) the articles of incorporation of the corporation will not differ from the articles of the corporation before the merger or share exchange; (2) each share of stock of the corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and (3) the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares authorized by the Articles of Incorporation of the corporation immediately before the merger or share exchange.

ARTICLE 6. AMENDMENT

The directors of the corporation shall not amend these Articles of Incorporation unless the amendment is approved, at a shareholder meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

ARTICLE 7. BOARD OF DIRECTORS

The board of directors of the corporation shall consist of not less than five (5) nor more than twenty-five (25) persons and shall be divided into three (3) classes: Class I, Class II and Class III which shall be as nearly equal in number as possible. The exact number of directors in each class shall be set by the board of directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1999, each initial director in Class II shall hold office until the annual meeting of shareholders in 2000 and each initial director in Class III shall hold office until the annual meeting of shareholders in 2001. Directors in all classes shall be elected at the annual meeting of shareholders in 1998. At each annual shareholders meeting held thereafter, directors shall be chosen for a term of three (3) years, as the case may be, to succeed those whose terms expire. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

The maximum number of directors may be increased or decreased from time to time by amendment to this Article; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he or she is a member until the expiration of his current term, or his earlier resignation, removal from office or death. Newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to maintain such classes as nearly equal as possible; provided, however, that there shall be no additional directors elected by the Board until the next meeting of the shareholders called for the purpose of electing directors. Each director shall serve until his successor is elected unless he or she should earlier resign, retire, be disqualified, die or be removed for cause as provided by law.

ARTICLE 8. LIMITATION ON DIRECTOR LIABILITY

The directors of the corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the corporation and its shareholders. All liability of directors to the corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. §14-2-202(b)(4). The elimination of personal liability shall not be applied to:

(a) Any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(b) Acts or omissions which involve intentional misconduct or knowing violation of the law;

(c) Any transaction from which the director receives an improper personal benefit;

(d) Any type of liability set forth in O.C.G.A. §14-2-832.

ARTICLE 9. MAILING ADDRESS

The mailing address of the corporation is 4219 Forsyth Road, Macon, Georgia 31210.

IN WITNESS WHEREOF, the undersigned has set his hand and affixed his seal to these Amended and Restated Articles of Incorporation.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. AVERETT WALKER President and Chief Executive Officer